UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SunPower Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3008969
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

77 Rio Robles San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	The Nasdaq Global Select Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On November 16, 2011, SunPower Corporation, a Delaware corporation (the “Company”), entered into an Amended and Restated Rights Agreement, dated as of November 16, 2011 (the “Amended and Restated Rights Agreement”), by and between the Company and Computershare Trust Company, as rights agent (the “Rights Agent”), which amended and restated in its entirety the Rights Agreement, dated as of August 12, 2008, as amended, by and between the Company and Rights Agent. The Amended and Restated Rights Agreement reflects the reclassification of each share of the Company’s outstanding Class A common stock and each share of the Company’s outstanding Class B common stock into a single class of common stock on a share-for-share basis (the “Reclassification”), effective as of the effectiveness of the Reclassification.

The Rights (as defined in the Amended and Restated Rights Agreement) are in all respects subject to and governed by the provisions of the Amended and Restated Rights Agreement. The foregoing description of the Amended and Restated Rights Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Rights Agreement, a copy of which is attached as an exhibit hereto and incorporated herein by this reference.

Item 2.	Exhibits.

Exhibit Number	Exhibit

4.1	Amended and Restated Rights Agreement, dated as of November 16, 2011, by and between the Company and Computershare Trust Company, N.A., as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SUNPOWER CORPORATION

By:	/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	Executive Vice President and Chief Financial Officer

Date: November 16, 2011

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Amended and Restated Rights Agreement, dated as of November 16, 2011, by and between the Company and Computershare Trust Company, N.A., as rights agent.

4